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                                                              OMB APPROVAL
                           UNITED STATES               -------------------------
                SECURITIES AND EXCHANGE COMMISSION     OMB Number:     3235-0058
                       Washington, DC 20549            Expires:   April 30, 2009
                                                       Estimated average burden
                            FORM 12b-25                hours per response...2.50
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                    NOTIFICATION OF LATE FILING              SEC FILE NUMBER
                                                               000-31861
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                                                              CUSIP NUMBER
(Check One):  [_]Form 10-K [_]Form 20-F [_]Form 11-K           68382T101
              [X]Form 10-Q [_]Form N-SAR                 ----------------------

     For Period Ended:  June 30, 2007
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     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR
     For the Transition Period Ended:
                                      ------------------------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION

Optical Communication Products, Inc.
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Full Name of Registrant


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Former Name if Applicable

6101 Variel Avenue
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Address of Principal Executive Office (Street and Number)

Woodland Hills, California 91367
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

           (a) The reasons described in reasonable detail in Part III of this
       |       form could not be eliminated without unreasonable effort or
       |       expense;

       |   (b) The subject annual report, semi-annual report, transition report
       |       on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will
   |X| |       be filed on or before the fifteenth calendar day following the
       |       prescribed due date; or the subject quarterly report or
       |       transition report on Form 10-Q, or portion thereof, will be filed
       |       on or before the fifth calendar day following the prescribed due
       |       date; and

       |   (c) The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Registrant was unable to compile the necessary financial information required to file its Quarterly Report on Form 10-Q for the period ended June 30, 2007 without unreasonable effort or expense. The Registrant fully expects to file the final Form 10-Q no later than the 5th calendar day following the date on which the Form 10-Q was due.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Frederic T. Boyer                    (818)          251-7220
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                      (Name)                    (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
     no, identify report(s).                                      |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                     |_| Yes |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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


                      Optical Communication Products, Inc.

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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:     August 14, 2007             By:   /s/ Frederic T. Boyer
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                                         Name:  Frederic T. Boyer
                                         Title: Senior Vice President, Chief
                                                Financial Officer and Secretary


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
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            Intentional misstatements or omissions of fact constitute
                Federal Criminal Violations (see 18 U.S.C. 1001).
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